                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                              INSILCO HOLDINGS CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               INSILCO HOLDING CO.









                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  JUNE 7, 2001

                                       AND

                                 PROXY STATEMENT








================================================================================


                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 7, 2001


                                                                     May 7, 2001


To the Stockholders of Insilco Holding Co.:

         NOTICE is hereby given that the Annual Meeting of Stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), will be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North, Dublin, Ohio 43017 on June 7, 2001, at 10:00 a.m., local time, for the following purposes:

         1. To elect six directors, each for a one-year term expiring at the Annual Meeting of Stockholders in 2002.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Owners of Common Stock of the Company of record at the close of business on April 16, 2001, will be entitled to vote at the meeting.

         Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided.

         A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000, is enclosed. Thank you for your cooperation.

                                          By Order of the Board of Directors

                                          David A. Kauer
                                          President and Chief Executive Officer

                               INSILCO HOLDING CO.
                              425 METRO PLACE NORTH
                               DUBLIN, OHIO 43017
                                 (614) 792-0468

                                                                     May 7, 2001

                               PROXY STATEMENT FOR
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

        This Proxy Statement is furnished to the stockholders of Insilco Holding Co., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North Dublin, Ohio, 43017, on June 7, 2001, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Proxy Statement and the enclosed proxy are being mailed to the stockholders on or about the date set forth above.

        All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the Board of Director's unanimous recommendations, which are FOR the election of James E. Ashton, Thompson Dean, John F. Fort III, David Y. Howe, George A. Peinado and David A. Kauer as directors of the Company; and, at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

        A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention Chief Executive Officer or Corporate Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

        A majority of the outstanding shares of the Company will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted for a particular nominee will be counted towards such nominee's achievement of a plurality. Abstentions and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to the stockholders at this meeting requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Therefore, on all matters other than the election of directors, abstentions will be counted and will have the effect of a negative vote; broker-for-votes will not be counted and, thus, will have no effect.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

        Only stockholders of record at the close of business on April 16, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At April 16, 2001, the Company had 1,480,849 outstanding shares of Common Stock, $.001 par value (the "Common Stock"). Each stockholder is entitled to one vote for each share held. There are no cumulative voting rights in the election of directors. See also, "Information Concerning Directors, Executive Officers and Principal Stockholders."

                              ELECTION OF DIRECTORS

        Management has nominated James E. Ashton, Thompson Dean, John F. Fort III, David Y. Howe, George A. Peinado and David A. Kauer for election as directors of the Company, each to serve for a term of one year and until his successor is duly elected and qualified. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees. If for any reason a nominee should not be a candidate for election at the time of the meeting (which management does not expect), the proxies may be voted for a substitute nominee in the discretion of those named as proxies. The election of each nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock. Randall Curran, former director, resigned effective July 14, 2000. William Dawson, Jr., former director, resigned effective

May 26, 2000. James E. Ashton became a new director on July 1, 2000; George A. Peinado became a new director on July 14, 2000.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

        The following table sets forth the name, age and business experience of the nominees for election as directors of the Company. Each director has held the occupation indicated for more than the past five years unless otherwise indicated.

                                    NAME AND BUSINESS EXPERIENCE                                           AGE
                                    ----------------------------                                           ---

THOMPSON DEAN                                                                                              42

Mr. Dean has been the Managing Director and Head of Leveraged Corporate Private
Equity for Credit Suisse First Boston (CSFB) since 2000. Mr. Dean joined DLJ
(predecessor to CSFB) in 1988 as a Vice President in DLJ's Merchant Banking
Group. In 1991, he was named a Managing Director and in 1995 became the Managing
Partner of DLJ Merchant Banking Partners. He served as Co-Chairman of the investment committee and Managing Partner of each of MBP I, MBP II and MBP
Funds. Mr. Dean serves as Chairman of the Board of Arcade Holding Corporation,
DeCrane Aircraft Holdings, Inc., and Von Hoffman Press, Inc., and as a director of Charles River Laboratories, Inc., a publicly traded company, Formica
Corporation, ThermaSys Holding Company, Manufacturers' Services Limited, a publicly traded company, and Mueller Holdings (N.A.), Inc.

JOHN F. FORT III                                                                                           59

Mr. Fort retired as Chairman of the Board of the Directors of Tyco
International, Inc. a position he held from 1982 to January 1993. Mr. Fort also served as Chief Executive Officer of Tyco International, Inc. from 1982 to June
1992. Mr. Fort serves as a director of the following publicly traded companies:
Tyco International, Inc., Thermadyne Holdings Corp., and Roper Industries. Mr.
Fort also serves as a director of ThermaSys Holding Company.

DAVID Y. HOWE                                                                                              36

Mr. Howe has been a Vice President of Citicorp Venture Capital, Ltd. since 1993.
Mr. Howe serves as a director of Trianon Industries, Inc., American Italian
Pasta Company, Formica Corp., Interface Solutions, Inc., C&H Sugar Company,
Sterling Holding Co., Bob's Stores, Inc., PenTab Industries, Inc., Valor
Telecommunications, Brake Pro, Inc., and ThermaSys Holding Company.

GEORGE A. PEINADO                                                                                          31

Mr. Peinado is a Principal in DLJ Merchant Banking Partners, II, L.P. ("DLJMB"), an affiliate of Credit Suisse First Boston. Prior to DLJMB, Mr. Peinado was an
Associate with Donaldson, Lufkin & Jenrette Securities Corporation. Prior to business school, Mr. Peinado worked as an Analyst at Morgan Stanley & Co. Mr.
Peinado received his MBA from The Tuck School at Dartmouth in 1997 and his BA in International Relations and Economics from Stanford in 1992. Mr. Peinado is on the Board of Directors of ThermaSys Holding Company.

JAMES E. ASHTON                                                                                            58

Mr. Ashton served as Chairman and Chief Executive Officer of Precision Partners from 1998 to 2000. From 1997 to 1999, he served as Chairman and Chief Executive
Officer of Fiberite, Inc. and from 1989 to 1994 as Vice President and General
Manager of the Armament Systems Division of FMC Corporation. He currently serves on the Board of Directors of Desa International and ThermaSys Holding Company and is Chairman of the Board of Poco Graphite, Inc.



DAVID A. KAUER                                                                                           45

Mr. Kauer has been President and Chief Executive Officer of the Company since
June 1999. Prior to that, he served as Vice President and Chief Financial
Officer of the Company from May 1998 to June 1999, as Vice President and
Treasurer of the Company from April 1997 to May 1998, and as Treasurer from September 1993 to April 1997. From October 1989 to September 1993, he served as
Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of
Yokogawa Electric Corporation and Johnson Controls, Inc.) Mr. Kauer is also
President and Chief Executive Officer of ThermaSys Holding Company and serves as a director of ThermaSys Holding Company and ThermoTek, Inc.

Messrs. Howe and Dean were first elected to the Board of Directors effective August 17, 1998.
Mr. Fort became a director on January 26, 1999; Mr. Kauer became a director on June 30, 1999;
Mr. Peinado became a director on July 14, 2000; and Mr. Ashton became a director on July 1,
2000. Each has served as a director continuously since his election.


                      INFORMATION CONCERNING THE DIRECTORS,
                  EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock as of March 16, 2000, by: (i) any person or group known by the Company to beneficially own more than five percent of the outstanding shares of Company Common Stock; (ii) each of the Company's directors and named executive officers; and (iii) all directors and executive officers as a group.(1)

                                                                                 SHARES
                                                                              BENEFICIALLY          PERCENTAGE OF
                  NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNED (2)                CLASS
   --------------------------------------------------------------------    -------------------    ------------------

   DLJ Merchant Banking Partners II, L.P. and related
        Investors (3) (4)........................................                   1,043,584                 70.5%
   399 Venture Partners, Inc. and related investors (5)..........                     266,666                 18.0%
   Thompson Dean (6).............................................                           -                     -
   David Y. Howe (7).............................................                           -                     -
   George A. Peinado (8).........................................                           -                     -
   John F. Fort III..............................................                       7,324                     *
   James E. Ashton...............................................                         100                     *
   David A. Kauer................................................                      14,027                     *
   Michael R. Elia...............................................                       3,977                     *
   All directors and executive officers
        as a group (7 persons) (6)(7)(8).........................                      25,428                  1.9%
--------------


*     Represents less than 1%.

(1) On August 17, 1998, a series of transactions involving the Company was completed. These transactions included, among other things, the formation by the Company (then a wholly-owned subsidiary of Insilco Technologies, Inc. ("Insilco"), formerly Insilco Corporation), of a wholly-owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco Corporation converted into the same number of shares of the Company and the right to receive $0.01 per share in cash, and the Company became the parent of Insilco.

      Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate of Donaldson, Lufkin & Jenrette Merchant Banking Partners, II, L.P. ("DLJMB"), merged with and into the Company (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of the Company's Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of the Company's Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of the Company's Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of the Company 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of the Company's Common Stock at an exercise price of $0.001 per share (the "DLJMB Warrants").

      Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of the Company's Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of the Company's Common Stock.

      Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(3) Includes 65,603 shares of the Company's Common Stock issued following exercise on March 12, 1999, of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of the Company's Common Stock issued following exercise on March 12, 1999, of warrants, which were issued as part of the Company's 14% Senior Discount Notes due 2008 purchased by the DLJ Mezzanine Investors (as defined herein).

(4)   Consists of shares held directly by the following investors related to
      DLJMB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A. L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P. ("DLJ First ESC"), a Delaware limited partnership, and DLJ ESC II, L.P. ("DLJESCII"), a Delaware limited partnership. See "Board of Director Interlocks and Insider Participation". The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(5) The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York, 10022-4614.

(6) Mr. Dean is an officer of DLJMB Inc., an affiliate of DLJMB. The business address of Mr. Dean is DLJMB Inc., 277 Park Avenue, New York, New York 10172. Share data shown for Mr. Dean excludes shares shown as held by the DLJMB Funds, to which Mr. Dean disclaims beneficial ownership.

(7) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, Inc. The business address of Mr. Howe is 399 Park Avenue, New York, NY 10022-4614. Share data shown for Mr. Howe excludes shares shown as held by 399 Venture Partners, Inc., to which Mr. Howe disclaims beneficial ownership.

(8) Mr. Peinado is an officer of DLJMB. The business address of Mr. Peinado is 277 Park Avenue, New York, New York 10172. Share data shown for Mr. Peinado excludes shares shown as held by DLJMB, to which Mr. Peinado disclaims beneficial ownership.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors of the Company had four (4) regular meetings and one (1) special meeting during 2000. Each of the directors attended 75% or more of the total number of the Board of Directors meetings held during 2000. The Board of Directors has no standing Audit or Compensation Committees.

DIRECTOR COMPENSATION

       During fiscal 2000, Messrs. Fort, Ashton and Curran received compensation for their services as directors. Mr. Fort received compensation of $100,000 for four board meetings he attended as Chairman of the Board. On August 3, 2000, Mr. Fort also received a stock option grant of 1,500 shares. Mr. Ashton received compensation of $23,500 for two meetings he attended as a director and two special committee meetings he attended. On August 3, 2000, Mr. Ashton also received a stock option grant of 1,000 shares. Mr. Curran received compensation of $6,000 for the two meetings he attended as a director. Messrs. Fort, Ashton and Curran also received reimbursement for reasonable and customary travel expenses.

EXECUTIVE OFFICERS

       Set forth below is the name, age and office of each "executive officer" of the Company (as defined by the Securities and Exchange Commission).

       David A. Kauer, age 45      President and Chief Executive Officer
       Michael R. Elia, age 42     Senior Vice President, Chief Financial
                                   Officer, Treasurer, and Secretary

       Executive officers are elected annually to serve for a year or until their successors are elected. During the past five years, Mr. Kauer has had the business experience set forth above under "Directors," while the other executive officer has had the business experience described below. Unless otherwise stated, positions are with the Company.

       MICHAEL R. ELIA

       Mr. Elia has been the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary (since June 1999) and Vice President and Controller (August 1998 to June 1999). He served as Chief Financial Officer of Jordan Telecommunication Products from February 1997 to August 1998, and as Division V.P. and Controller from 1994 to 1995 and Director of Strategic Planning from 1996 to 1997 at Fieldcrest Cannon, Inc. From 1983 through 1993, he held senior financial positions with Insilco's Technologies Group. Prior to joining Insilco, he was with Ernst & Young LLP.

                             EXECUTIVE COMPENSATION

       The aggregate remuneration of the Chief Executive Officer and the one other most highly compensated executive officer of the Company whose salary and bonus (earned) exceeded $100,000 for the fiscal year ended December 31, 2000, is set forth in the following table:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                             ---------------

                                                          ANNUAL COMPENSATION                    AWARDS
                                            -----------------------------------------------------------------------------------


                                                                                               SECURITIES
NAME AND PRINCIPAL                                                          OTHER ANNUAL       UNDERLYING        ALL OTHER
POSITION                          YEAR       SALARY ($)     BONUS ($)     COMPENSATION ($)    OPTIONS (#)     COMPENSATION ($)
--------------------------------- --------- -------------- ------------- ------------------- --------------- ------------------
David A. Kauer (1)                  2000        300,000       232,757                 --             6,000        389,139 (5)
President and CEO                   1999        255,000       122,000                 --            20,000          3,342 (6)
                                    1998        196,667        40,000                 --                --         93,830 (7)


--------------------------------- --------- -------------- ------------- ------------------- --------------- ------------------
Michael R. Elia (2)                 2000        215,625        63,106             63,106 (4)         4,000          3,010 (8)
Senior Vice President ,             1999         85,000        29,500             29,500 (4)        10,000          2,905 (9)
Chief Financial Officer,            1998         70,288        44,875 (3)         14,875 (4)            --        99,294 (10)
 Treasurer and Secretary
--------------------------------- --------- -------------- ------------- ------------------- --------------- ------------------


  (1) Mr. Kauer was named President and Chief Executive Officer of the Company in June 1999.

  (2) Mr. Elia joined the Company August 1, 1998, and was named Senior Vice President, Chief Financial Officer, Treasurer and Secretary in June 1999.

  (3)      Includes $30,000 sign-on bonus.

  (4)      Deferred compensation.

  (5) Includes non-cash Equity Unit Conversion ($385,350), Thrift Plan contributions ($2,550) and insurance premiums paid by the Company ($1,239).

  (6) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($942).

  (7) Includes monies received from the Value Appreciation Agreement ($90,300), Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($1,130).

  (8) Includes Thrift Plan contributions ($2,550) and insurance premiums paid by the Company ($460).

  (9) Includes Thrift Plan contributions ($2,400) and insurance premiums paid by the Company ($505).

  (10) Includes moving expenses ($98,728), Thrift Plan contributions ($319) and insurance premiums paid by the Company ($247).

                        OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information regarding stock options granted during 2000 to each of the executive officers named in the Summary Compensation Table.


                              --------------------------------------------------------- ------------------------------

                                                 Individual Grants                                   (f)
                              ---------------------------------------------------------   Potential Realizable Value
                                                                                         At Assumed Annual Rates Of
                                                                                        Stock Price Appreciation For
                                                                                               Option Term(1)
----------------------------- ------------- ---------------- ------------- ------------ ------------------------------
                                                  (c)
                                              % of Total
                                                Options          (d)
                                  (b)         Granted To       Exercise        (e)
            (a)                 Options      Employees In    Price ($/Sh)  Expiration
            Name              Granted (#)     Fiscal Year                     Date          5%($)          10%($)
----------------------------- ------------- ---------------- ------------- ------------ --------------- --------------

David A. Kauer                6,000 (2)      24%              $45           12/31/08         $ 169,801      $ 430,310
----------------------------- ------------- ---------------- ------------- ------------ --------------- --------------

Michael R. Elia               4,000 (3)      16%              $45           12/31/08         $ 113,201      $ 286,874
----------------------------- ------------- ---------------- ------------- ------------ --------------- --------------


(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the option holders will hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock.

(2) On August 3, 2000, an option to purchase 6,000 shares of Common Stock was granted to Mr. Kauer at an exercise price equal to $45.00. These options vest and become exercisable through financial criteria, or if those criteria are not met, the options vest on the earlier of a liquidation event, as defined by the plan, or the eighth anniversary of the grant date and terminate on August 3, 2010.

(3) On August 3, 2000, an option to purchase 4,000 shares of Common Stock was granted to Mr. Elia at an exercise price equal to $45.00. These options vest and become exercisable through financial criteria, or if those criteria are not met, the options vest on the earlier of a liquidation event, as defined by the plan, or the eighth anniversary of the grant date and terminate on August 3, 2010.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

       The following table provides certain information regarding the number and the value of stock options exercised during 2000 and the value of stock options held by the named executive officers at fiscal year end.

                                                 ----------------------------------------------------------------
                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                                                    UNDERLYING UNEXERCISED            MONEY OPTIONS AT FISCAL
                                                  OPTIONS AT FISCAL YEAR-END                  YEAR-END
                                                             (#)                                ($)(1)
-----------------------------------------------------------------------------------------------------------------

                         SHARES
                       ACQUIRED ON      VALUE
                        EXERCISE      REALIZED
        NAME               (#)           ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
David A. Kauer                 --          --              --         26,000              --          198,250
-----------------------------------------------------------------------------------------------------------------

Michael R. Elia                --          --              --         14,000              --          106,750
-----------------------------------------------------------------------------------------------------------------


(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

RETIREMENT PLAN AND SUPPLEMENTAL ARRANGEMENTS

       The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") provides retirement benefits for salaried employees, including officers. The Company compensates employees for the loss of benefits which otherwise would result because of the limitations the Internal Revenue Code places on pensions that may be paid under tax-qualified retirement plans such as the Retirement Plan. The unfunded supplemental retirement payments are accounted for as operating expenses when earned.

       The following table shows the estimated annual retirement allowances payable after retirement at normal retirement age to persons in the following specified remuneration and years-of-service classifications (before any deductions for joint or survivorship payments) without regard to any statutory limitations imposed by the Internal Revenue Code. Normal retirement allowances, beginning at age 65, equal (i) 50% of final average compensation minus (ii) 50% of the retiree's primary social security benefit, pro-rated if total service is less than 25 years or, in certain cases, is less than 35 years. Five years of service is required for vesting.


            FINAL                                          YEARS OF SERVICE
           AVERAGE
          EARNINGS (1)                15              20                25               30              35
----------------------------------------------------------------------------------------------------------------

               $125,000         $ 33,385          $ 44,514         $ 55,642          $ 55,642        $ 55,642
                150,000           40,885            54,514           68,142            68,142          68,142
                175,000           48,385            64,514           80,642            80,642          80,642
                200,000           55,885            74,514           93,142            93,142          93,142
                250,000           70,885            94,514          118,142           118,142         118,142
                300,000           85,885           114,514          143,142           143,142         143,142
                350,000          100,885           134,514          168,142           168,142         168,142
                400,000          115,885           154,514          193,142           193,142         193,142
                450,000          130,885           174,514          218,142           218,142         218,142
                500,000          145,885           194,514          243,142           243,142         243,142
                550,000          160,885           214,514          268,142           268,142         268,142
                600,000          175,885           234,514          293,142           293,142         293,142
                650,000          190,885           254,514          318,142           318,142         318,142


---------------

(1) The higher of: (i) the average annual compensation for any five consecutive calendar years during the final 10 years of employment; or
       (ii) the average annual compensation for the last 60 months of employment. Compensation consists of salary (including voluntary salary deferrals) and bonus. Supplemental payments are based on average earnings in excess of $160,000.

       At December 31, 2000, Messrs. Kauer and Elia were credited, under the Retirement Plan and various supplemental arrangements, with approximately 6.3 and 11.7 years of service, respectively, for purposes of determining their pensions.

EMPLOYMENT AND SEVERANCE BENEFIT AGREEMENTS

       The following is a description of the employment agreements with certain of the Company's executive officers at the end of the 2000 fiscal year.

       In December 1996, the Company entered into a Value Appreciation Agreement with Mr. Kauer and certain other officers. The Value Appreciation Agreement provided that the executives would be entitled to receive a commission from the Company in certain circumstances following a transaction giving rise to a change in control. Upon consummation of the Mergers, a commission on the sale of $2.6 million was paid and the Value Appreciation Agreement was terminated.

       In December 1996, the Company entered into Income Protection Agreements with Mr. Kauer and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by the Company without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to the executive in the event of a termination of employment covered by the Income Protection Agreement are as follows: (i) one year's base salary; (ii) a bonus equal to the bonus paid to the executive in 1996 or the target bonus for the year in which employment is terminated; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) continuation of any rights to indemnification from the Company; and (v) certain outplacement services. The Income Protection Agreements have three-year terms and automatically renew for subsequent one-year terms, unless terminated by either party.

THE FOLLOWING COMPENSATION REPORT AND PERFORMANCE GRAPH WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND WILL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     BOARD REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

       The Board of Directors, with the advice of the Chief Executive Officer, reviews and evaluates individual executive officers and determines the compensation for each executive officer. In general, the Board's philosophy is to attract, motivate and retain qualified key executives, reward individual performance, relate compensation to Company goals and objectives and enhance stockholder value. The Company's compensation program includes competitive base salaries, annual bonus opportunities, competitive benefits and long-term awards under the Insilco Holding Co. Stock Option Plan (the "Plan").

COMPENSATION OF CHIEF EXECUTIVE OFFICER

       Mr. Kauer became the Company's President and Chief Executive Officer in June 1999. In 2000, Mr. Kauer's base salary was $300,000. Determination of Mr. Kauer's salary was primarily based on Mr. Kauer's background and experience, and the compensation levels of executives in similar positions in comparable businesses. Mr. Kauer received a bonus of $232,757 in 2000. This bonus was based entirely on the Company achieving certain specific financial performance goals. Mr. Kauer also received stock options to purchase 6,000 shares of common stock in 2000. This award was primarily based on Mr. Kauer's performance.

COMPENSATION OF EXECUTIVE OFFICERS

       The Company's compensation program for its executive officers is based on the following objectives:

       o Total compensation of the executive officers should be linked to the financial performance of the Company and enhancement of stockholder value.

       o The compensation paid to the executive officers of the Company should be competitive with executive compensation levels of similar companies so that the Company can attract, motivate and retain qualified key executives.

       o The compensation program should reward outstanding individual performance and contributions to the Company as well as experience.

       Compensation for executive officers in 2000 consisted of base salary, bonuses and stock options. Base salaries and bonuses were paid to executive officers (excluding the Chief Executive Officer) based upon each such executive officer's individual performance, duties, responsibilities, experience and tenure, general economic conditions, the recent financial performance of the Company, and other factors. Bonuses paid to the executive officers were determined in accordance with a bonus plan that required 100% of the bonus to be determined on the basis of the Company's achieving certain specified financial performance goals. In addition, the Chief Executive Officer had the discretion to make performance-related individual awards.

       The Insilco Holding Co. Stock Option Plan was adopted in 1998, and stock options were awarded under the plan to executive officers in 2000. (See summary compensation tables). The future determination of such awards will be based on:
(a) the executive's contributions, performance and perceived ability to impact overall business results and (b) the levels of options awarded to executives in similar positions and at similar salary levels as compared to surveys published by compensation consulting firms.

IMPACT OF 1993 TAX ACT CHANGES

       The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m) that bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year (the "Dollar Limitation"). A covered employee of the Company is any employee who appears in the Summary Compensation Table who is also employed by the Company on December 31. The Dollar Limitation applies to tax years beginning after 1993.

       The legislation potentially impacts three components of the Company's executive compensation package. These include base salaries, bonuses, and awards under the Plan. The Company does not believe that the legislation as amended will have any effect on the deductibility of compensation payable in 2000 to any of its executive officers.

       The Company believes that the Plan currently qualifies for the exemption provided for performance based compensation and awards under the Plan will not be subject to the Dollar Limitation.

BOARD OF DIRECTORS:

James E. Ashton
Thompson Dean
John F. Fort III
David Y. Howe
George A. Peinado
David A. Kauer

                               PERFORMANCE GRAPHS

       As a result of the Mergers on August 17, 1998, the holders of Insilco Common Stock received $43.48 in cash and 0.03378 of a share of Company Common Stock for each share of Insilco Common Stock.

       The following Performance Graph compares the performance of the Company with that of the Standard & Poor's 500 Index and the Russell 2000 Index. The comparison of cumulative total return to stockholders assumes that $100 was invested in the Common Stock of the Company and in the Standard & Poor's 500 Index and the Russell 2000 Index on August 17, 1998, the date of the Mergers and that all dividends were reinvested.


--------------------------------------------------------------------------------
                 COMPARISON OF 28 MONTH CUMULATIVE TOTAL RETURN
                  AMONG INSILCO HOLDING CO., THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


                              [PERFORMANCE GRAPH]



                           8/17/98  12/31/98 12/31/99  12/31/00
Insilco Holding Co.          100      49        57       122
S&P 500 Index                100     113       136       122
Russell 2000 Index           100     104       125       120

--------------------------------------------------------------------------------

       The following Performance Graph compares the performance of Insilco with that of the Standard & Poor's 500 Index and the Russell 2000 Index through the date of the Merger, August 17, 1998. The comparison of cumulative total return to shareholders assumes that $100 was invested in the Common Stock of Insilco on September 15, 1993 (the effective date of the registration of the Insilco's Common Stock under the Securities Exchange Act of 1934, as amended), and in the Standard & Poor's 500 Index and the Russell 2000 Index on August 31, 1993, and that all dividends were reinvested.

--------------------------------------------------------------------------------
                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
                  AMONG INSILCO HOLDING CO., THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


                              [PERFORMANCE GRAPH]

                      8/30/93 12/31/93 12/31/94 12/31/95  12/31/96 12/31/97 8/17/98
                      ------- -------- -------- --------  -------- -------- -------
Insilco                 100     113       207      266      321      275      367
S&P 500 Index           100     101        99      133      160      209      234
Russell 2000 Index      100     105       102      128      147      178      164




--------------------------------------------------------------------------------

BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

       The DLJMB Funds own approximately 70.5% of the outstanding shares of the Company's Common Stock. Mr. Dean is an officer of DLJMB and a director of Insilco and the Company. Neither the Company nor Insilco is aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Insilco, except as follows:

       Insilco sold its "Automotive Businesses" to ThermaSys Holding Company, ThermaSys Corporation, ThermaSys I Inc., ThermaSys II, Inc., and ThermaSys III., Inc. Various DLJ companies own approximately 81% of these ThermaSys companies.

       Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") received customary fees in connection with the distribution, as part of the financing of the Merger, by Silkworm of units (which were converted into units of the Company (the "Company Units") in the Merger), each unit consisting of $1,000 principal amount at maturity of 14% Senior Discount Notes due 2008 (the "Old Notes"), received customary fees in connection with the arranging of the syndication of the new credit facility, received customary fees in connection with the distribution of the Company's Units and received an advisory fee in connection with the Mergers. In connection with the sale of the Company's Units, the Company granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act of 1933. DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased and aggregate of approximately 50% of the Company Units and are entitled to certain registration rights in connection therewith. In connection with the Mergers, DLJMB and the Company entered into an agreement with respect to registration and certain other rights. In addition, DLJ Capital Funding is an agent and lender under the 1998 and 2000 credit facilities. DLJ Capital Funding and DLJSC each receive customary fees in connection with the provision of these credit facilities. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with these credit facilities for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes related to the 1998 credit facility, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future.

       DLJSC acted as purchaser in connection with the initial sale of the 12% Senior Subordinated Notes due 2007 and received an underwriting discount of approximately $3.6 million in connection therewith. DLJ Capital Funding received $3.2 million for services as Lead Arranger and Syndication Agent in connection with the 1998 credit facility. DLJ Capital Funding also received $1.8 million in fees to provide a backstop credit facility in connection with the Mergers. DLJSC received a merger advisory fee of $3.5 million in cash from the Company after the consummation of the Merger. In connection with the amendment and restatement of Insilco's Bank Credit Agreement in 2000, DLJ Capital Funding received $5.3 million for services as Lead Arranger and Syndication Agent. The aggregate fees received by DLJ entities for its various services in 2000 were approximately $6.7 million.

       Prior to the Mergers, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of Insilco's common stock. Neither the Company nor Insilco is aware of any transaction or of any currently proposed transaction in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than the Company, except as follows:

       Goldman Sachs advised Insilco in connection with the Mergers and received a fee of $2.0 million payable on the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of the Company. The Company entered into a Registration Rights Agreement with Water Street in which Water Street has certain registration rights with respect to such 62,962 shares.

       Currently, none of the directors of the Company, with the exception of Mr. Kauer, are employees of the Company. Mr. Kauer serves as the Company's President and Chief Executive Officer.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       KPMG LLP served as the Company's independent accountants and audited the Company's financial statements for the year ending December 31, 2000. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the year ended December 31, 2000, and the reviews of the condensed financial statements included in our quarterly Reports on Forms 10-Q for the year ended December 31, 2000, were $254,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The aggregate fees billed for information technology services rendered by KPMG LLP during the year ended December 31, 2000, were $0.

ALL OTHER FEES

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services and financial information systems design and implementation, rendered by KPMG LLP during the year ended December 31, 2000, were $894,000. These other services consisted of the following:

  Other Fees
  ----------

    Statutory Audit Not Required for the Financial Statement ...........$ 41,000

  Audit
  -----

    Audits of Employee Benefit Plans....................................$ 92,000
    Tax Services........................................................$556,000
    Other ..............................................................$199,000


CONSIDERATION OF NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT ACCOUNTANT

The board of directors has considered whether the services provided under financial information systems design and implementation and other non-audit services are compatible with maintaining the auditor's independence.

                                  ANNUAL REPORT

       The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, containing financial statements for such year and the signed opinion of KPMG LLP, independent certified public accountants, with respect to such financial statements, has been simultaneously sent to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is available without charge to stockholders on request to:

                                    Insilco Holding Co.
                                    Attn:  Corporate Secretary
                                    425 Metro Place North
                                    Dublin, Ohio 43017

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all reporting persons complied with all filing requirements during fiscal 2000.


                         COST OF SOLICITATION OF PROXIES

        The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.


                              STOCKHOLDER PROPOSALS

        Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the Board of Directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting of Stockholders. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 2002 Annual Meeting of Stockholders which is expected to be held in June 2002 must be received by the Company (addressed to the attention of the Corporate Secretary) on or before January 7, 2002. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2002 Annual Meeting will be considered untimely for the purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after March 23, 2002. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the state of Delaware.

                                  OTHER MATTERS

        The only business which management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion. All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.


                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    DAVID A. KAUER
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

COLUMBUS/797356 v.02

                                                                    COMMON STOCK

                           PROXY - INSILCO HOLDING CO.

     The undersigned stockholder of Insilco Holding Co. (the "Company") hereby appoints David A. Kauer and Robert J. Tannous, or either one of them, as attorneys and proxies with full power of substitution to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Corporate Headquarters of Insilco Holding Co. at 425 Metro Place North, Dublin, Ohio 43017, on June 7, 2001, at 10:00 a.m., local time, and at any adjournments or postponements thereof as follows:

1.   THE ELECTION OF DIRECTORS.
     [ ] FOR all nominees listed below (except as marked to the contrary)
     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

             James E. Ashton   o     Thompson Dean        o    John F. Fort III
             David Y. Howe     o     George A. Peinado    o    David A. Kauer

2. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated May 7, 2001 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares hereby is revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                              Dated:                      , 2001
                                                    ----------------------

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                         (Signature)

                                              Signature(s) must agree with the
                                              name(s) printed on this Proxy. If
                                              shares are registered in two
                                              names, both stockholders should
                                              sign this Proxy. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                            Columbus, Ohio 43215-6194
                             Telephone: 614-227-2000
                             Facsimile: 614-227-2100
                            Nationwide: 800-533-2794

                                 April 19, 2001


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Insilco Holding Co.
              Definitive Proxy Materials for 2001 Annual Meeting of Stockholders File No. 0-24813

Ladies and Gentlemen:

         Pursuant to the Securities and Exchange Act of 1934, and Rule 14a-6(b) promulgated by the Securities and Exchange Commission (the "SEC") thereunder, the Insilco Holding Co. definitive proxy statement, proxy card and notice of meeting are being transmitted herewith. The proxy materials will first be released to security holders on or about May 7, 2001.

         Pursuant to Rule 14a-3(c), seven copies of the Insilco Holding Co. Annual Report on Form 10-K for the year ended December 31, 2000 will be mailed to the SEC.

         If you have any questions, please call me at (614) 227-1953. Thank you for your attention to this matter.

                                                     Very truly yours,

                                                     /s/ Robert J. Tannous
                                                     ---------------------------
                                                     Robert J. Tannous
Enclosures
cc:  National Association of
       Securities Dealers (Via EDGAR and 6 copies of
       Annual Report on Form 10-K)
     David A. Kauer